EXHIBIT 10.3

DATED February 17 2026

DIEBOLD NIXDORF MIDDLE EAST FZ-LLC	(1)
and
ILHAMI CANTADURUCU	(2)

CONTRACT OF EMPLOYMENT

DATE OF AGREEMENT February 17, 2026
PARTIES
(1)	DIEBOLD NIXDORF MIDDLE EAST FZ-LLC registered office: Dubai Internet City, Premises 1290130, Building No. 16, 1st Floor, Dubai, UAE, (the "Company")
(2)	ILHAMI CANTADURUCU of [***] bearing [***] passport number [***] ("You")

IT IS AGREED THAT:

1DEFINITIONS AND INTERPRETATION

1.1In this agreement the following words and phrases shall have the following meaning:

"Group" means any company, partnership or any other entity or branch controlled by, controlling or in common control with, the Company or its parent. A person, company, partnership or other entity shall be deemed to control another person, company, partnership or other entity if the former person, company, partnership or other entity possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of the other person, company partnership or other entity whether through the ownership of voting securities or partnership interests, representation on its board of directors or similar governing body, by contract or otherwise. Any reference to "Group Company" shall be construed accordingly.

"Immediate Family" means your spouse.

"Intellectual Property" means patents, rights in inventions, copyright and related rights, trademarks, trade names, service marks and domain names, rights in get-up, goodwill, registered designs, design rights, semi-conductor topography rights, database rights, confidential information, proprietary rights and any other intellectual property rights in each case whether registered or unregistered and including all applications or rights to apply for and renewals or extensions of such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world.

"Labour Law" means UAE Federal Law No. 33 of 2021 (as amended).

"UAE" means the United Arab Emirates.

1.2Any reference to a statutory provision includes all re-enactments and modifications of that provision and any regulations made under it or them.

1.3The headings in this agreement are for convenience only. They do not form part of this agreement and do not affect its interpretation.

2COMMENCEMENT

2.1Your employment under this agreement is anticipated to commence in February 2026, on the date that your work permit and residency visa are issued by the competent authorities in the UAE. The Company shall notify you of your start date in writing once your work permit and residency visa have been issued. Subject to clause 4 below, your employment will continue for a fixed period from the date your work permit or residency visa is issued through 31 December 2026 ("Initial Term") unless otherwise terminated earlier in accordance with the provisions of clause 18 or the Labour Law (as applicable). Your previous employment with the Company does not count as part of a period of continuous employment with the Company for the purpose of calculating any end of service gratuity or other entitlements which may be due to you.

2.2Provided you perform at an acceptable level during the Initial Term (as determined by the Company's annual performance review), this agreement may be renewed for an extended or similar term (or such shorter term as agreed between you and the Company). Such a renewal shall be confirmed to you in writing at least 30 days prior to the end of the Initial Term or prior to the end of any subsequent renewed period of employment

3RESIDENCE VISAS AND BACKGROUND CHECKS

3.1This agreement is expressly dependent upon you being medically fit to reside and work in the UAE and upon the same being, and continuing to be permitted by the competent authorities in the UAE (including but not limited to the Dubai Development Authority ("DDA") (the "Authorities") and upon your holding and continuing to hold a valid Emirates ID card, residence visa and work permit, as applicable, and any other requisite consents, approvals and authorisations from the Authorities and your complying with all other requirements (if any) of the Authorities arising out of your employment with the Company and otherwise.
3.2The Company will take all reasonable steps required in order to obtain a residence visa and work permit for you and will assist with the application for residence visas for your Immediate Family.
3.3You agree to provide the Company promptly with such documents, information and assistance as it may require in obtaining or in any way dealing with your residence visa and work permit and the residence visas for your Immediate Family.
3.4You agree that during your employment you shall not, except as a representative of the Company or with written consent from the Company, be directly or indirectly engaged, concerned or have any financial interest in any capacity in any other business (including any family business).

4    JOB TITLE/DUTIES

4.1    Your job title is Executive Vice President, Global Retail, Dubai. You will be responsible to the Chief Revenue Officer, or such other person as nominated by the Company. Your normal responsibilities and duties will be as directed by your manager from time to time. The Company reserves the right to require you to perform such other or additional duties as the Company may reasonably determine from time to time. The directors of the Company shall also have the right to instruct and supervise you.

4.2    You are required to be familiar with and comply with all policies and procedures of the Company as amended from time to time. However, these policies and procedures do not form part of your contract of employment and are not intended to give rise to contractual rights against the Company. You acknowledge that the Company may vary or rescind any policies or procedures from time to time, at its absolute discretion and without any limitation on its capacity to do so and you agree that any failure by the Company to comply with its policies or procedures is not a breach of any term of this contract (including implied terms).

4.3    You warrant that by entering into this agreement you will not be in breach of any express or implied terms of any contract or of any obligation binding upon you.

4.4    If you are required to act as an authorised signatory of the Company, you agree that you shall perform the role in good faith, shall notify the Company of any conflicts in the performance of your role and shall adhere to any authorised signatory policy or guidance issued by the Company, as amended from time to time. You acknowledge and agree that you will at all times during your employment (including during any period of suspension or while on Garden Leave in accordance with clause 19), be subject to a duty of goodwill, trust, confidence, exclusive service, faith and fidelity to the Company. These duties include, without limitation, the obligation throughout the duration of this agreement:

(a)    not to compete with the Company or any Group Company;

(b)    not to make preparations (during such hours as you should be providing services under this agreement) to compete with the Company or any Group Company after this agreement has terminated;

(c)    not to solicit in competition with the Company or any Group Company any customer or customers of the Company or any Group Company;

(d)    not to entertain invitations to provide services either in a personal capacity or on behalf of any third party from actual or prospective customers of the Company or any Group Company where such invitations relate to services which could be provided by the Company or any Group Company;

(e)    not to offer employment elsewhere to employees of the Company or any Group Company;

(f)    not to copy or memorise Confidential Information (as defined in clause 14) or trade secrets of the Company or any Group Company with a view to using or disclosing such information for a purpose other than for the benefit of the Company or any Group Company;

(g)    not without the prior written consent of the Company engage in any form of business or employment other than your employment with the Company or the Group whether inside or outside your normal hours of work. In the event permission is granted for you to engage in other employment outside your normal hours of work, you are required to notify the Company of the hours worked each week and to discontinue it if an actual or potential conflict of interest between that activity and your work for the Company arises;

(h)    and not to encourage, procure or assist any third party to do anything which, if done by you, would be a breach of (a) to (f) above.

5    PLACE OF WORK

Your primary place of employment is the Company's offices in Dubai, UAE. You may be required to work either on a temporary or a permanent basis at any of the Group's other locations as the Company may reasonably require from time to time. You may also be required to travel on Company business. This may involve travelling outside normal business hours and at weekends and bank or public holidays should the need arise. Reasonable expenses will be paid for such travel as detailed in clause 8.1.

6    NORMAL HOURS

6.1    Your normal working hours are from 9.00 am to 6.00 pm Monday to Friday. You are entitled to a break for lunch of up to one hour, preferably to be taken between 12.00 pm and 2.00 pm. However, in busy periods you will be expected to be flexible on the timing and length of your break.

6.2    You accept that your role will require you to work beyond ordinary hours, including weekends and public holidays, as are reasonably necessary to complete your duties. You confirm and accept that due to the nature of your role you are exempt from overtime payments in accordance with the Labour Law and you will not be entitled to extra pay for working any additional hours.

7    REMUNERATION

7.1    Your remuneration, which shall be made up of basic salary and allowances shall be AED 1,968,273 per annum ("Remuneration"):

(a)    Your basic salary will be AED 1,896,000 per annum ("Basic Salary"), which will be paid monthly in arrears on or before the last working day of each month by credit transfer into your nominated bank account in the UAE;

(b)    You will be paid a car allowance at the rate of AED 41,000 per annum payable by the Company monthly in arrears.

(c)    You will be entitled to an annual allowance of AED 36,725 in respect of tax advisory services.

7.2    Your Basic Salary will reviewed in January each year beginning in January 2027 without any undertaking from the Company that an increase will be made.

7.3    The Company shall be entitled to deduct any amounts owed to the Company by you from your pay. If on termination you owe any money to the Company, the Company shall be entitled to deduct any such money from your salary, end of service gratuity or any other payments due to you.

7.4    Liability for taxation both in the UAE and in your country of domicile/ residence, if different from the UAE, will be your sole responsibility.

8    DISCRETIONARY BONUS

8.1    In addition to your Basic Salary, you will be eligible to participate in the Company's Annual Incentive Plan. Full details of the current scheme arrangements applicable to your employment will be provided to you. Your personal objectives will be outlined to you by your manager in accordance with the terms of the Company’s Annual Incentive Plan. Your personal objectives shall be considered as material duties/obligations towards the Company and failing to achieve them shall be considered a material breach of this agreement. An Annual Incentive Award will only be awarded if the Company and you meet the minimum threshold targets set for both the Company and you and you acknowledge that you will not be eligible for any Annual Incentive Award based on achieving your personal objectives only. Annual Incentive Awards are subject to change every year based on new Company Incentive Plans put in place. For the Initial Term, your Annual Incentive Plan target shall be 100% of your Basic Salary. However, for the Initial Term, the Annual Incentive Award, shall be paid at 100% of your assigned target amount.

8.2    Any Annual Incentive Award paid to you will not count as part of your contractual remuneration or salary for end of service gratuity purposes or otherwise.

8.3    Any such Annual Incentive Award or discretionary bonus is not payable if you have been terminated for cause (with reference to Article 44 of the UAE Labour Law) as at the date of payment. If you voluntarily leave before any Annual Incentive Award is actually paid, you will receive the Annual Incentive Award. Receipt of an Annual Incentive Award or discretionary bonus one year creates neither the right to nor expectation of any Annual Incentive Awards or discretionary bonus in the next year or any subsequent years.

9    RECRUITMENT AND REPATRIATION

9.1    The Company shall bear certain recruitment expenses in order to procure your residence visa and work permit including but not limited to your visa processing fees and labour card charges and/or as may be agreed between the parties.

9.2    Should your employment in the UAE be terminated either by yourself or the Company and you decide to return to your country of origin, the Company will provide you with a repatriation flight as per the Labour Law.

10    BUSINESS EXPENSES

You will be reimbursed for all business expenses reasonably and properly incurred by you upon written authorization from travel from the Chief Revenue Officer upon completion of the appropriate forms and on the condition that proper receipts or documents are provided to the reasonable satisfaction of the Company in accordance with the Company’s expense policy.

11    OTHER BENEFITS

11.1    You and your Immediate Family shall be entitled to medical insurance in accordance with the policy of the Company as amended from time to time.

11.2    You shall be entitled to life insurance coverage up to two (2) times your annual Basic Salary during your employment with the Company in accordance with the Company’s life insurance policy.

11.3    On the termination of your employment you may be entitled to an end of service gratuity payment in accordance with the Labour Law.

12    HOLIDAYS

12.1    The Company's holiday year runs from 1 January to 31 December each year.

12.2    In addition to public holidays declared for the private sector in the location you are working, you are entitled to 22 working days' paid holiday in each complete holiday year. During the first year of employment holiday will accrue on a pro rata basis.

12.3    You should, if possible, make use of holidays allocated to you during the calendar year in which they accrue.

12.4    You will not normally be permitted to take more than 10 consecutive working days' holiday at any one time. Should you wish to take more than 10 days'

holiday on one occasion, you must first obtain written permission from your line manager.

12.5    All holiday dates must normally be scheduled at least 15 days in advance. Holiday dates must be taken at times convenient to the Company and must be approved in advance by the Chief Revenue Officer.

12.6    Holiday dates will be allocated on a first come first served basis and the Company reserves the right to refuse to grant a request for holiday at times inconvenient to the business.

12.7    You shall be entitled to carry forward five (5) calendar days' accrued but untaken holiday entitlement to a subsequent holiday year provided always that any holiday carried forward must be used by no later than 31 March in the next holiday year or it will be lost].

12.8    The Company reserves the right to require you to take any unused holiday entitlement during any period of notice that has been given either by the Company or by you or during any period of Garden Leave.

12.9    On termination of your employment, your entitlement to accrued holiday pay will be directly in proportion to your service during the holiday year in which the termination took place. If on termination of employment you have taken holidays in excess of the holidays equivalent to the proportion of the holiday year in which you have been employed by the Company up to the date of termination, the Company will be entitled to deduct from any sums payable to you a sum in respect of each day’s holiday taken in excess of such entitlement.

13    INCAPACITY

13.1    Sick leave is available in accordance with the Labour Law, which currently provides for a maximum period of 90 calendar days of which the first 15 calendar days shall be at full pay, 30 calendar days at half pay and the balance of 45 calendar days without pay. If your sickness is due to your own negligence, for example because you have consumed alcohol or drugs, there shall be no entitlement to sick leave or pay.

13.2    If you are unable to attend work for due to sickness or injury you must:

(a)    inform your local HR representative as soon as possible on the first morning of your absence and if absent for more than one day, keep your local HR representative regularly informed of the expected duration of your absence;

(b)    provide the Company with a medical certificate from a qualified and licensed UAE medical practitioner approved by the Company for periods of sickness absence of longer than three days; and

(c)    if requested by the Company, you agree to undergo one or more medical examinations performed by a doctor appointed and paid for by the Company. You authorise the Company to have unconditional access to any report produced as a result of such examination and to any relevant medical information held on you by your own doctor.

13.3    Notwithstanding any other provisions of this agreement, in the event you are absent from work for more than an aggregate of 90 sick days in any twelve-month period, the Company may terminate your service in accordance with clause 17, even if you would or might forfeit any entitlement to benefit from private medical insurance.

14    CONFIDENTIALITY

14.1    During your employment, you will be exposed to information about the business, technology, processes, products, plans, financial or other information or data of the Group and that of Group’s suppliers and customers which may amount to a trade secret, be confidential or commercially sensitive and which if misused or disclosed could cause significant harm to the Group. Such information, whether communicated to you in writing, on computer disk or in any other medium (and whether or not it is marked as confidential), is referred to in this agreement as "Confidential Information" and includes without limitation:

(a)    details of how the Group prices its products or services including any discounts or non-standard terms offered to any clients;

(b)    the Group's Intellectual Property;

(c)    information relating to the Group's suppliers and the terms and conditions (including any prices and discounts) agreed with them;

(d)    information relating to the Group's clients or customers and the terms and conditions (including any prices and discounts) agreed with them;

(e)    research and development projects of the Group;

(f)    the Group's marketing and sales strategies and plans;

(g)    potential acquisitions and disposals by the Group;

(h)    the Group’s financial and sales performance;

(i)    any processes, inventions, designs, know-how, discoveries, technical specifications and other technical information relating to the creation, production or supply of any past, present or future service of the Group; and

(j)    any other categories of confidential information that we want to protect and which we notify to you in writing as being confidential or which by its nature or the surrounding circumstances is clearly confidential.

14.2    You will not during the Initial Term or any agreed extended term of this agreement or following its termination use, disclose or permit to be used or disclosed (except in connection with the performance of your duties or as required by law) any Confidential Information.

14.3    The restrictions contained in this clause do not apply to:

(a)    any disclosure authorised by the Company or required in the ordinary and proper course of your employment or as required by the order of a court of competent jurisdiction or an appropriate regulatory authority or otherwise required by obligation of public law;

(b)    any information that you can demonstrate was known to you prior to the commencement of your employment by the Company or by any Group Company; or

(c)    any information which is already in, or comes into, the public domain other than through your unauthorised disclosure or breach of confidence.

14.4    The provisions of this clause 14 shall survive any termination of this agreement and shall remain in force in relation to any item of Confidential Information for so long as it is still properly regarded by the Company as being confidential.

15    INTELLECTUAL PROPERTY

15.1    Any Intellectual Property created by you in the course of your employment is created at the request, and for the benefit, of the Company. You acknowledge that you have a special obligation to further the interests of the Company in relation to such Intellectual Property.

15.2    You acknowledge that (except to the extent prohibited by or ineffective in law) all Intellectual Property and materials embodying any of them shall automatically belong to the Company as from creation for the full term of those rights and (except to the extent prohibited by or ineffective in law), you hereby assign, by way of present and future assignment, any and all right, title and interest to the Company.

15.3    To the extent any Intellectual Property does not vest in or transfer to the Company automatically pursuant to clause 15.2, you agree to hold such property on trust for the Company and you shall ensure that (at the Company's election) such rights are assigned to the Company and/or that the Company is granted an exclusive, royalty-free, transferable, irrevocable, worldwide licence (with rights to sublicense through multiple tiers of sub-licensees) to practice such non-assignable rights, including, but not limited to, the right to use, reproduce, distribute, translate and modify any of the Intellectual Property. To the extent any of the rights in and to such Intellectual Property can neither be assigned nor licensed to the Company, you irrevocably waive and agree never to assert such non-assignable and non-licensable rights against the Company, any of its successors in interest, or any of its customers. No rights of any kind in or to the translation of any Intellectual Property are reserved to or by you or shall revert to or be reserved by or on behalf of you.

15.4    You agree to do everything necessary or requested by the Company either during the Initial Term or any agreed extended term, or after the termination of, this agreement to enable the Company to own any Intellectual Property created by you in the course of your employment, including formally assigning those rights or assisting the Company in obtaining registration of those rights in its own name.

15.5    To the maximum extent permissible by law, you waive any and all present and future moral rights in any Intellectual Property together with all similar and analogous rights in other territories under the relevant legislation in the relevant territory.

15.6    Rights and obligations under this agreement shall continue in force after termination of your employment in respect of any Intellectual Property.

16    RESTRICTIVE COVENANTS

16.1    You agree that you will comply with the post-termination obligations set out in Schedule 1 of this agreement.

16.2    You confirm and agree that you will not, either during your employment or at any time after its termination, knowingly make any untrue or misleading statement in relation to the Company or any Group Company and you should not from the date your employment is terminated represent yourself as still being employed by or connected with the Company or any Group Company unless the particulars are specifically agreed in writing with the Company.

16.3    If you apply for or are offered new employment or a new appointment or engagement before entering into any related contract, you agree to bring the terms of Schedule 1 of this agreement to the attention of a third party proposing directly or indirectly to employ, engage or appoint you.

17    Suspension

The Company shall have the right to suspend you from any or all of your duties for such period as it thinks fit:

(a)    to investigate any potential disciplinary matter involving you;

(b)    where the Company has any grounds to consider that the Company’s property or responsibilities to other parties are at risk; or

(c)    in any other circumstances where the Company considers your continued presence on the Company’s premises may hinder an investigation.

Conditions may be attached to any such suspension. You must comply with any such conditions and cooperate fully with any investigation. During any period of suspension, you will normally receive half of your normal pay, although the Company reserves the right, in accordance with the Labour Law, to withdraw and/or defer pay and/or benefits in appropriate circumstances.

18        TERMINATION

18.1    Once your probationary period has been completed satisfactorily, your employment may be terminated by the Company in any of the following ways:

(a)    on expiry of the Initial Term or any agreed extended term;

(b)    payment in lieu of notice; or

(c)    without notice in the event of your behaviour falling within any of the prescribed categories referred to in the Labour Law as may be in force at that time (currently Article 44 of the Labour Law).

18.2    In the event you are dismissed due to unacceptable conduct or performance but your behaviour does not fall within one of the prescribed categories referred to in clause 18.1(c) above, notwithstanding clause 18.1(a) of this agreement, you shall only be entitled to receive the minimum period of notice in accordance with the Labour Law.

18.3    In the event that you do not have the appropriate permissions to work, including being in possession of a valid work permit, for any reason whatsoever, the Company reserves the right to dismiss you without notice.

18.4    Should you wish to terminate your employment, you agree to provide the Company with one month’s written notice.

18.5    Notwithstanding the notice provision specified in clause 18.4, the parties may mutually agree to reduce or waive the notice period at the time of termination.

18.6    The Company reserves the right to make a payment in lieu of any notice period or place you on Garden Leave in accordance with clause 19 below.

18.7    On termination of your employment, you shall execute all documents necessary in order to cancel your work permit and residence visa and the residence visas of your dependents, including documents required by the Authorities and the Company.

18.8    After notice of termination has been given by you or the Company, you agree to cooperate with the Company to effect a smooth transition of your responsibilities and to ensure that the Company is aware of all matters being handled by you.

19    Garden Leave

19.1    Following service of notice to terminate your employment by either party, the Company may require you not to perform any services (or to only perform specified services) for the Company during the notice period ("Garden Leave").

19.2    During any period of Garden Leave, the Company shall be under no obligation to provide any work to, or to vest any powers in you. You shall not have the right to perform any services for the Company.

19.3    During any period of Garden Leave you shall:

(a)    continue to receive your usual pay and contractual benefits in the usual way and subject to the terms of any benefit arrangement;

(b)    remain an employee of the Company and remain bound by the terms of this agreement;

(c)    not, without the prior written consent of your line manager, attend your place of work or any other premises of the Company;

(d)    not, without prior written consent of your line manager, contact or deal with (or attempt to contact or deal with) any officer, employee, consultant, client, customer, supplier, agent, distributor, shareholder, adviser or other business contact of the Company;

(e)    (except during any periods taken as holiday in the usual way) ensure that your line manager knows where you will be and how you can be contacted during each working day;

(f)    if requested by the Company immediately return all of the Company’s property including any keys, security pass, IT equipment and documents and letters of whatsoever nature or description you have or may have in any way related to the Company’s business and copies of such documents; and

(g)    cooperate with the Company to effect a smooth transition of your responsibilities and to ensure that the Company is aware of all matters handled by you.

20    OBLIGATIONS UPON TERMINATION

20.1    On termination or at the start of a period of Garden Leave, if applicable, you shall, if requested, immediately resign, without any claim for compensation, from any position as a director or officer in relation to the business of the Company or any Group Company and comply with the requirements of the Company to dissolve your responsibilities, including but not limited to complying with any board resolution and execute all and any documents necessary as required by the Company to give effect to this clause.

21    HEALTH AND SAFETY

The Company takes the importance of maintaining the highest standards of health and safety in the workplace very seriously. You are reminded of your own personal responsibility to take all reasonable steps to safeguard your own and the safety of any other person who may be affected by your actions at work.

22    DELIVERY UP OF DOCUMENTS AND PROPERTY

On termination of this agreement for any reason (or earlier if requested) you will:

(a)    immediately deliver up to the Company all property (including but not limited to any Company car and property connected with any car provided under this agreement, hardware, documents and software, mobile telephone, iPhone or similar device, credit cards, keys and security passes) belonging to it or any Group Company in your possession or under your control. "Documents and software" include (but are not limited to) correspondence, diaries, address books, databases, files, reports, minutes, plans, records, documentation or any other medium for storing information. Your obligations under this clause include the return of all copies, drafts, reproductions, notes, extracts or summaries (however stored or made) of all documents and software. The Company may withhold any monies then owing to you in any respect pending you providing, if so requested, your written undertaking that you have complied with this obligation; and

(b)    provide access (including passwords) to any computer (or other equipment or software) in your possession or under your control which contains information relating to the Company or any Group Company. You also agree that the Company is entitled to inspect, copy and/or remove any such information from any such computer, equipment or software owned by you or under your control and you agree to allow the Company reasonable access to the same for these purposes.

23    DATA PROTECTION

23.1    The Company places the highest importance on compliance with all applicable data protection laws in force from time to time, including but not limited to the Federal Decree Law No. 44 & 45/2021 ("Data Protection Laws").

23.2    The Company holds personal information relating to you. By signing this agreement you consent to the Company processing, both manually and by electronic means, both inside and where necessary, outside the Middle East, your personal and sensitive data for the purposes of the administration and management of your employment and/or the Company’s business in accordance with Data Protection Laws. The Company’s privacy notice ("Employee Privacy Notice") will be communicated to you separately and a copy can be found on the Company’s intranet. The Company may change its Employee Privacy Notice at any time. By entering into this agreement, you confirm that you have read and understood the Company’s Employee Privacy Notice.

23.3    It is important that all Company employees take appropriate steps to protect personal data and use it lawfully. Accordingly, you are required to treat all personal data relating to any person, whether within or outside the Company, which you acquire in the proper course of your employment in effect as if it were confidential information of the Company and shall not do or omit to do anything that would put the Company in breach of Data Protection Laws. You also confirm that you will comply with the Company’s current data protection policy and other Company policies relating to the security and use of personal data and handling and transfer of data outside of the UAE, copies of which are available from local HR or the data privacy department. A failure to comply with these policies may be dealt with under the Company’s disciplinary procedure and, in deliberate or very serious cases of data misuse, may be treated as gross misconduct potentially leading to summary dismissal.

23.4    By signing this agreement you agree and consent to the Company monitoring and recording your use of the Company’s emails, fax and telephone systems to ensure the Company’s rules are being complied with, compliance with Data Protection Laws and for the Company’s legitimate business purposes. The Employee must comply with the Company’s data protection policy and any electronic communication systems policies that it may issue from time to time.

24    NOTICES

24.1    Any notice to be given under this agreement to you may be given to you personally, by email or delivered to you at your last known place of residence. Any notice to be given to the Company should be addressed to Antonio Marques, HR and may be served by leaving it at or sending it by courier to him/her at our registered office for the time being.

24.2    Any such notice will be deemed to have been received: if delivered personally, at the time the notice is left at the address or given to the addressee.

25    ENTIRE AGREEMENT

25.1    This agreement, together with all and any policies and procedures, as may be in place from time to time constitutes the entire agreement between the parties and cancels and is in substitution for all previous letters of engagement, agreements, representations, offers and arrangements (whether oral or in writing) relating to your employment, all of which shall be deemed to have been terminated by mutual consent with effect from the date on which your employment commenced.

26    SEVERANCE

26.1    If any provision or part of this agreement is held to be invalid or unenforceable:

(a)    such provision shall be deemed deleted and severed from this agreement;

(b)    amendments to this agreement may be made by the addition or deletion of wording as appropriate to replace the invalid part or provision with such provision that retains the closest possible effect to the invalid provision or part and is both valid and enforceable; and

(c)    the validity and enforceability of the other provisions of this agreement shall not be affected.

27    GOVERNING LAW AND JURISDICTION

27.1    This agreement will be governed by and construed in accordance with the Labour Law and the other laws of the Emirate of Dubai and the Federal Laws of the UAE applicable in Dubai.

27.2    The parties submit to the exclusive jurisdiction of the DDA and Dubai courts in connection with any claim, dispute or matter arising out of or relating to this agreement.

27.3    References to any legislation, rules and regulations, if applicable, shall be construed as references to legislation, rules and regulations as from time to time amended, re-enacted or consolidated.

27.4    Any delay by the Company in exercising any of its rights under this agreement will not constitute a waiver of such rights.

THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK

IN WITNESS of which the parties have executed this agreement on the date set out above.

Signed by Habib Hanna for and on behalf of the Company:
/s/ Habib Hanna
Authorised signatory

17/2/26
Date

/s/ Ilhami Cantadurucu
I, ILHAMI CANTADURUCU acknowledge receipt of this contract of employment and confirm that I have read, understood and accept the terms and conditions set out in this agreement.

Signed by ILHAMI CANTADURUCU:

Ilhami Cantadurucu

(Print Name)

[***]

(Passport Number)

‘06 February 2026
(Date)

SCHEDULE 1

Post-Termination Obligations

1.1    You undertake to the Company on behalf of itself and as agent for any Relevant Group Company that you will not directly or indirectly, and whether alone or in conjunction with or on behalf of any other person and whether as a principal, shareholder, director, employee, agent, consultant, partner, independent contractor or otherwise, at any time during the period of twelve (12) months from the Effective Date within the Restricted Territory:

(a)    be employed, engaged, concerned or interested by a Competitor or in any business providing Competing Products or Services as defined below; or

(b)    solicit, entice or induce or endeavour to solicit, entice or induce or assist any Key Person to leave the Company or any Relevant Group Company, whether or not such person would commit any breach of their own contract of employment or engagement by doing so; or

(c)    in connection with any business in or proposing to be in competition with the Company or any Relevant Group Company employ, engage or appoint or in any way cause or assist to be employed, engaged or appointed a Key Person; or

(d)    encourage, assist or procure any third party to do anything which, if done by you would be in breach of (a) to (c) above.

1.2    Each of the restrictions in this Schedule 1 is intended to be separate and severable and in the event that any of such restrictions shall be adjudged to be void or ineffective for whatever reason but would be adjudged to be valid and effective if part of the wording or range of services or products were reduced in scope or deleted, the said restrictions shall apply with such modifications as may be necessary to make them valid and effective.

1.3    None of the restrictions in this Schedule 1 shall prevent you from:

(a)    holding up to 5% of any securities in a company which is quoted on any recognised stock exchange; or

(b)    being employed, engaged, concerned or interested in any business insofar as your duties or work relate solely to geographical areas where the business is not in competition with the Company or any Relevant Group Company; or

(c)    being employed, engaged, concerned or interested in any business insofar as your duties or work relate solely to products or services of a kind with which you were not directly involved, concerned or connected during the period of 12 months immediately prior to the Effective Date.

1.4    In the event that you breach or there is apparent danger that you will breach the covenants referred to in this Schedule 1 you acknowledge that the Company shall suffer irreparable damage and you shall pay the Company on demand damages at the rate of AED 5,252 per day calculated from the date on which you breached the relevant obligation until the date on which such breach if capable of remedy is remedied by you or if the breach is incapable of being remedied the sum of AED 945,274 representing 6 months’ basic salary.

The parties confirm that this sum represents a genuine pre-estimate of damages that the Company would suffer and accordingly should not be considered exorbitant. The Company reserves the right to claim further compensation in the event that damages incurred are greater than the compensation provided under this clause and shall be entitled to make all such remedies available to it.

1.5    You will, at the request and expense of the Company, enter into a separate agreement with any Group Company in which you agree to be bound by the restrictions corresponding to those restrictions in this Schedule 1 (or such restrictions as may be appropriate) in relation to that Group Company.

1.6    For the purposes of this Schedule 1 the following expressions shall have the following meanings:

(a)    "Competing Products or Services" means retail products or services which are of the same kind as or of a materially similar kind to and competitive with any retail products or services sold or supplied by the Company or any Relevant Group Company during the period of 12 months immediately prior to the Effective Date and with which sale or supply you were directly involved, concerned or interested or about which you possessed Confidential Information and shall include the following businesses in each case only insofar as their activities relate to retail products or services that are competitive with the products or services of the Company or any Relevant Group Company: NCR Voyix, Elo (Glory), Everseen, Zebra, HP, Fujitsu, Toshiba, GK Software, Glory, Oracle, Aptos, PDI, PCMS (Flooid/Glory) and Verifone.

(b)    “Competitor” means NCR, Hyosung, Cennox or any of their affiliates or subsidiaries including affiliates or subsidiaries which are competitive with the banking products or services sold or supplied by the Company or any Relevant Group Company during the period of 12 months immediately prior to the Effective Date.

(c)    "Confidential Information" is as defined in clause 14.1 of this agreement.

(d)    "Effective Date" means the date your employment with the Company terminates or (if earlier) the date on which you commence Garden Leave in accordance with clause 19 of this agreement.

(e)    "Key Person" means any person employed by the Company or any Relevant Group Company who on the Effective Date is an officer of the Company or any Relevant Group Company, has "director" in their title, is a director or a senior manager, senior new business person or executive or is of the same or similar grade to you and in each case with whom you worked or had material dealings or whose work you were responsible for or managed during the period of 12 months immediately prior to the Effective Date.

(f)    "Relevant Group Company" means any Group Company (other than the Company) for which you performed services under this agreement or for which you had material operational or management responsibility or provided material services at any time during the period of 12 months immediately prior to the Effective Date.

(g)    "Relevant Products or Services" means any products or services sold or supplied by the Company or any Relevant Group Company during the period of 12 months immediately prior to the Effective Date and with which sale or supply you were directly involved, concerned or connected or about which you possessed Confidential Information.

(h)    "Restricted Territory" means the United Arab Emirates, any other place of work from which you have been based in the 12 months immediately prior to the Effective Date and /or any other country or territory in which the Company or any Relevant Group Company has operated during the period of 12 months immediately prior to the Effective Date and continues to operate as of the Effective Date and in which you have been concerned or active on behalf of the Company or any Relevant Group Company.